EXHIBIT 10.1

Health Discovery Corporation
2 East Bryan Street, Suite 1500
Savannah, Georgia 31401

October 21, 2012

Stephen D. Barnhill, M.D.
Stephen D. Barnhill, MD and Associates, LLC
2 Springfield Place
Savannah, GA 31411

Re: Consulting Agreement

Dear Steve:

The following letter shall constitute the definitive agreement between you (the “Consultant”), as a representative of Stephen D. Barnhill, MD and Associates, LLC, and Health Discovery Corporation (the “Company”) regarding your services on behalf of the Company in consulting on CEO transition, business development, product development, and Intellectual Property portfolio management and acting in the capacity of “Interim CEO” until a new CEO can be hired and transitioned. As a consultant, you will report directly to the Company’s Board of Directors.

For your services as an independent contractor, the Company will compensate you at the rate of $200.00 per hour for a minimum of 35 hours per week for the next twelve months effective as of October 22, 2012 expiring on October 21, 2013, unless terminated prior to this date in accordance with this letter. You will be paid on the first business day of each month beginning November 1, 2012, with a payment on October 22, 2012 in the amount of $11,200.00 representing services rendered for October, 2012. The Company also agrees to pay you for your HDC earned but unused vacation for 2012 upon execution of this Agreement.

You agree to provide advice and to help the Company with CEO transition, business development, product development, Intellectual Property portfolio management and serve as “Interim CEO”. While serving in the capacity of “Interim CEO”, all terms of your current Employment Contract as Chairman and CEO executed on May 14, 2012 will be honored. (except Base Salary which is replaced with the compensation terms in this Consulting Agreement) In addition, if mutually agreed upon, you will allow the Company to use your name in informational and promotional materials, including Company press releases, related to this consulting agreement.

You shall, during the term of this letter agreement, and for three (3) years after its termination or expiration, keep confidential all proprietary information provided to you by the Company, shall use such information only for the purposes contemplated by this letter agreement, and shall not disclose such information to any third party absent the Company’s written approval.

The confidentiality and non-disclosure obligations of this paragraph do not apply to information which (i) is in the public domain or enters the public domain, (ii) is known by the receiving party prior to the date hereof, (iii) is obtained by the receiving party without a breach of any confidentiality or non-disclosure restriction, (iv) is required to be disclosed by the receiving party pursuant to an order of a court or governmental authority, provided that the receiving party cooperates, at the disclosing party’s expense, with any disclosing party effort to restrict the scope of such ordered disclosure.

The parties agree that any inventions, technologies, reports, memoranda, studies, writings, articles, plans, designs, specifications, data, or other materials, which are developed or created by the Company for or in conjunction with the Consultant ’s performance of the services under this Agreement (the “Work Product”), shall be the intellectual property of the Company. The Consultant hereby irrevocably and exclusively, assigns to the Company, its successors and assigns, all right, title, and interest in and to all such Work Product and agrees to execute and deliver such instruments and take such other actions as may be required to perfect and record the Company’s exclusive rights in such intellectual property.

If the Company, at its sole discretion, decides to seek patent protection for the Work Product, the Consultant further agrees, upon the Company’s request, to cooperate, and to cause any person(s) under its control who would be regarded as inventor(s) to cooperate, for purposes of seeking and obtaining such patent protection in any jurisdiction selected by the Company. Such cooperation shall include, but will not be limited to, providing technical assistance and materials to the Company for preparing patent applications, reviewing patent application documents, and executing and delivering in a timely manner, any instruments required under the applicable Patent Laws of the selected jurisdiction(s), including oaths, declarations, powers of attorney and assignments.

In addition, the Consultant hereby irrevocably and exclusively assigns to the Company, its successors and assigns, all right, title, and interest in and to all specimens collected and procured in connection with its performance of the services. To the extent any of Consultant’s rights in the Work Product and said specimens, including without limitation any moral rights under copyright law, are not subject to assignment hereunder, the Consultant hereby irrevocably and unconditionally waives all enforcement of such rights. The Consultant acknowledges and agrees that the Company’s rights pursuant to this paragraph shall survive the termination of this Agreement.

The Consultant and its employees will execute any documentation deemed by the Company to be necessary to effect legal transfer and recordation of ownership of all intellectual property rights in the Work Product.

All confidential Information and trade secrets and all physical embodiments thereof developed by you while engaged as a consultant by the Company are confidential to and are and will remain the sole and exclusive property of the Company. Except to the extent necessary to perform the duties assigned by the Company hereunder, you will hold such confidential information and trade secrets in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the confidential information and trade secrets or any physical embodiments thereof and may in no event take any action causing or fail to take the action necessary in order to prevent, any confidential information and trade secrets developed by you to lose its character or cease to qualify as confidential Information or trade secrets. The Consultant will not disclose to the Company any proprietary, confidential or trade secrets obtained during any prior employment.

The Company will reimburse you for your pre-approved reasonable and necessary business expenses as follows: You shall pay all your own general administrative expenses incurred in connection with your performance under this letter agreement, except for individual travel and other out of pocket expenses, which shall be reimbursed to you by the Company, provided that any single expense item in an amount exceeding $250 must be approved by the Company in advance, which such approval shall not be unreasonably withheld. For any expense item to be eligible for reimbursement by the Company you must submit original receipts for such expense(s) and such other standard documentation (such as expense reports) as the Company reasonably requires. Reimbursable out of pocket expenses shall be invoiced to the Company monthly, and shall be payable 30 days from date of the Company’s receipt of the invoice and required documentation.

The consideration set forth herein shall be the sole consideration due you for your services pursuant to this letter agreement. You understand that the Company shall not withhold any amounts for the payment of taxes and that you shall be solely responsible for the payment of any taxes due. You agree to indemnify and hold the Company harmless with respect to any and all obligations for the payment of taxes with respect to the compensation paid to you pursuant to this letter agreement.

In connection with this engagement, you are acting as an independent contractor and not in any other capacity, with duties owing solely to the Company. You will make no representations, warranties or covenants binding on the Company, and shall not hold yourself out as an employee or agent of the Company or as a person with authority to bind the Company. You will not have any policy or corporate authority at the Company and will not manage any Company employees except as provided in the capacity as “Interim CEO” as described above. You represent that you are free to accept this position without any conflicts, legal or contractual restrictions.

You shall not assign this letter agreement or any of your rights, nor delegate any of your obligations, under this letter agreement, to any other person or entity.

You covenant and warrant that you have the unlimited legal right to enter into this letter agreement without violating the rights of others or violating applicable law. You further agree that, while engaged by the Company, you will not become a party to any other agreement which conflicts with this letter agreement.

This letter agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes and takes precedence over all prior agreements or understandings, whether oral or written, between you and the Company except as provided in the capacity as “Interim CEO” as described above. No amendment shall be effective unless in writing signed by both parties.

This agreement shall be construed and governed by the laws of the State of Georgia, the United States of America, and your engagement hereunder may be terminated at any time, by either the Company or by you, upon 120 days prior written notice thereof to the other party. The Consultant is eligible to receive the same stock option benefits described above from newly developed tests, if these tests became fully developed within 90 days of his separation from the Company.

If this letter agreement is satisfactory to you, please so indicate by signing it in the space provided below.

By:	/s/ Herbert A. Fritsche, Ph.D. for Joseph McKenzie, D.V.M.
Name: Joseph McKenzie, D.V.M. Head of Compensation Committee, Board of Directors

By:	/s/ Stephen D. Barnhill, M.D.
Name: Stephen D. Barnhill, M.D. Stephen D. Barnhill, MD and Associates, LLC